Exhibit 1 to 6-K July, 2004

600, 530-8th Avenue S.W., Calgary, AB T2P 3S8 Tel.: (403) 267-6800 Fax: (403)
267-6529

July 27, 2004

Alberta Securities Commission
British Columbia Securities Commission
Ontario Securities Commission
L'Autorite des marches financiers
Registrar of Securities, Government of the Yukon Territory
TSX Venture Exchange

Dear Sirs:

SUBJECT: WEALTH MINERALS LTD.

We advise the following with respect to the upcoming Meeting of Shareholders for the subject Corporation:

1. Meeting Type : Annual General and Special (Non-Routine)
2. Security Description of Voting Issue : Common
3. CUSIP Number : 946 885 100
4. Record Date : August 23, 2004
5. Meeting Date : September 27, 2004
6. Meeting Location : Vancouver, BC

Yours truly,

/s/ Del Newsham
---------------

Meeting Specialist
Stock Transfer Department
Direct Dial No: 1-866-331-6361
Email: del.newsham@computershare.com

cc: Wealth Minerals Ltd.
Attention: Kathleen Martin